BioTime ReportS FOURTH Quarter AND FULL YEAR 2018 Financial Results

AND PROVIDES BUSINESS UPDATE

●	Completed Acquisition of Asterias Biotherapeutics, Inc.
●	Completed Distribution of AgeX Therapeutics Shares to BioTime Shareholders
●	Entered Into Exclusive Collaboration with Orbit Biomedical Ltd.

ALAMEDA, CA – March 14, 2019 - BioTime, Inc. (NYSE American and TASE: BTX), a clinical-stage biotechnology company focused on degenerative diseases, reported financial and operating results for the fourth quarter and full year ended December 31, 2018. BioTime management will host a conference call and webcast today at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time to provide a business update.

“BioTime has been moving rapidly towards building a pioneering cell therapy company through strategic transactions on the corporate development, clinical, and operational fronts,” stated Brian M. Culley, Chief Executive Officer of BioTime. “We have broadened our pipeline through the acquisition of Asterias, adding two innovative product candidates that we believe can substantially impact diseases in need of innovative therapeutic approaches. Moreover, we entered into an exclusive agreement with Orbit Biomedical Ltd. which will allow us access to its recently 510(k)-approved device for the sub-retinal delivery of OpRegen® for the treatment of dry-AMD. We also completed the distribution of AgeX Therapeutics, Inc. shares to BioTime shareholders, following the sale of half of our ownership in AgeX to Juvenescence Ltd. for a total of $43.2 million. Importantly, we have continued to streamline BioTime’s corporate structure and priorities with a focus on creating value from our most compelling clinical opportunities. Executing on our stated milestones at each stage of corporate and clinical development and increasing our visibility within the investment, medical, and patient communities are vital activities which we believe will help drive the company’s success.”

Recent Highlights

●	Completed acquisition of Asterias Therapeutics, Inc. BioTime acquired all of the remaining outstanding common stock of Asterias not previously owned by BioTime, and the operations of BioTime and Asterias were combined. BioTime is now advancing three clinical stage product candidates for the potential treatment of degenerative retinal diseases and neurological conditions associated with demyelination, and to potentially aid the body in detecting and combating cancer.

●	Announced exclusive agreement with Orbit Biomedical Ltd. (Orbit) under which BioTime and Orbit will collaborate on the use of Orbit’s proprietary injection technology to deliver OpRegen for the treatment of dry age-related macular degeneration (dry-AMD) in BioTime’s ongoing Phase I/IIa clinical study.

●	Completed the distribution of approximately 12.7 million shares of AgeX common stock owned by BioTime on a pro rata basis to eligible BioTime shareholders. BioTime retained an equity position in AgeX of 1.7 million shares, or approximately 5% of AgeX’s common stock. As of March 13, 2019, the value of BioTime’s AgeX share position was approximately $7.2 million.

●	Presented encouraging data on BioTime’s proprietary pluripotent stem cell technology as a platform to address the retinal degeneration disease continuum presented at the 14th Annual Scientific Meeting of the Association For Ocular Pharmacology and Therapeutics (AOPT 2019).

●	BioTime affiliate OncoCyte Corporation (NYSE American: OCX) recently reported positive results from an R&D validation study of DetermaVu™, its non-invasive liquid biopsy test intended to facilitate clinical decision making in lung cancer diagnosis. Following a recently completed $40.25 million public offering by OncoCyte, BioTime owns approximately 28% of OncoCyte’s common stock, or 14.7 million shares. As of March 13, 2019, the value of BioTime’s OncoCyte share position was approximately $55.9 million.

Plans for 2019

●	Present updated results from the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD and the Vision Restoration Program at the 2019 Association for Research in Vision and Ophthalmology Annual Meeting on May 2, 2019 and April 30, 2019, respectively.
●	Pursuant to an exclusive collaboration with Orbit Biomedical Ltd. for the use of Orbit’s proprietary injection technology, initiate dosing of the first patient with the Orbit device and a new thaw and inject formulation in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD, anticipated in Q2 2019.
●	Advance the OPC1 program and meet with the FDA to discuss plans for next steps in the clinical development of the program, anticipated in 2019.
●	Strengthen and expand existing partnerships with the California Institute for Regenerative Medicine and Cancer Research UK, for the ongoing support of the development of the OPC1 and VAC2 programs.
●	Complete patient enrollment in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD, anticipated by year end 2019.
●	Evaluate the development of OPC1 as a candidate for the potential treatment of multiple sclerosis (MS) and ischemic stroke through ongoing research collaborations with major universities.
●	Announce decision on BioTime’s CE Mark application for Renevia, an investigational medical device being developed as an alternative for whole adipose tissue transfer procedures, expected in the second half of 2019.

Balance Sheet Highlights

Cash, cash equivalents and marketable securities totaled $30.7 million as of December 31, 2018.

BioTime’s investment in OncoCyte was valued at $20.3 million as of December 31, 2018 and at $55.9 million as of March 13, 2019, under the equity method of accounting.

BioTime’s promissory note from Juvenescence was valued at $22.1 million as of December 31, 2018. If Juvenescence completes an initial public offering (IPO) resulting in gross proceeds of not less than $50,000,000, the promissory note converts into Juvenescence ordinary shares based on the per-share price to the public in the IPO, subject to an upward adjustment in the number of shares that would be issued to BioTime upon such conversion if the 20-day volume-weighted average trading price of one share of AgeX’s common stock before the IPO is priced is above $3.00. If the promissory note is converted, the Juvenescence ordinary shares will be a marketable security that BioTime may use to supplement its liquidity, as needed. If the promissory note is not converted, it is payable in cash, plus accrued interest at 7% per year, at maturity in August 2020.

Fourth Quarter Operating Results

Revenues: BioTime’s revenue is generated primarily from research grants, licensing fees and royalties. Total revenues for the three months ended December 31, 2018 were $0.8 million, a decrease of $0.2 million, compared to $1.0 million for the same period in 2017. The decrease was primarily related to a reduction of $0.4 million attributable to the deconsolidation of AgeX operations from BioTime’s financial results in August 2018, offset by an increase of $0.2 million attributable to an increase in grant revenues.

Operating Expenses: Operating expenses are comprised of research and development (“R&D”) expenses and general and administrative (“G&A) expenses. Total operating expenses for the three months ended December 31, 2018 were $10.8 million, as reported, and $8.1 million, as adjusted. AgeX was deconsolidated from BioTime on August 30, 2018, and beginning on that date, AgeX’s operating expenses are not included in BioTime’s operating expenses.

The reconciliation between GAAP and non-GAAP operating expenses, by entity, is provided in the financial tables included with this earnings release.

R&D Expenses: Beginning on August 30, 2018, BioTime ceased recognizing R&D expenses related to AgeX and its programs due to the AgeX deconsolidation on that date.

R&D expenses for the three months ended December 31, 2018 were $3.8 million, a decrease of $0.9 million, compared to $4.7 million for the same period in 2017. The decrease was primarily related to a $0.8 million decrease from the AgeX deconsolidation and the absence of AgeX research and development expenses incurred after August 30, 2018.

G&A Expenses: Beginning on August 30, 2018, BioTime ceased recognizing G&A expenses related to AgeX and its subsidiaries due to the AgeX deconsolidation on that date.

G&A expenses for the three months ended December 31, 2018 were $7.0 million, an increase of $1.2 million, compared to $5.8 million for the same period in 2017. The increase was primarily attributable to increases of $1.0 million in legal and related costs related to the Asterias merger announced in November 2018 and completed on March 8, 2019, and $0.8 million in noncash stock-based compensation expense due to additional equity award grants and vesting of certain restricted stock units for meeting performance milestones. These increases were partially offset by a decrease of $0.8 million from the AgeX deconsolidation and the absence of AgeX research and development expenses incurred after August 30, 2018.

Other Income/(Expenses), Net: Other expenses, net for the three months ended December 31, 2018 were $35.2 million, a decrease of $32.1 million, compared to $67.3 million for the same period in 2017. The decrease was primarily related to changes in the value of equity investments in OncoCyte, Asterias and AgeX for the applicable periods.

Net loss attributable to BioTime: The net loss attributable to BioTime for the three months ended December 31, 2018 was $45.0 million, or $0.35 per share (basic and diluted), compared to a net loss attributable to BioTime of $71.9 million, or $0.58 per share (basic and diluted), for the same period in 2017.

Year-to-Date Operating Results

Revenues: Total revenues for the year ended December 31, 2018 were $5.0 million, an increase of $1.5 million, compared to $3.5 million for 2017. The increase was primarily related to an increase in grant revenues of $1.9 million, offset by a reduction of $0.4 million in subscription and research related revenues attributable to the deconsolidation of AgeX operations from BioTime’s financial results in August 2018.

BioTime receives two types of grant revenues: one is for the development of OpRegen and is received through BioTime’s Israeli subsidiary, Cell Cure, from the Israeli Innovation Authority (IIA), and the second is for BioTime’s vision restoration program and is a Small Business Innovation Research grant from the National Institutes of Health (NIH). Revenues from the IIA grant and the NIH grant were $2.5 million and $1.1 million for the year ended December 31, 2018, respectively, compared to revenues from the IIA grant and the NIH grant of $1.5 million and $0.2 million, respectively, for 2017.

Operating Expenses: Total operating expenses for the year ended December 31, 2018 were $46.5 million, as reported, which is comprised of $38.8 million for BioTime and $7.7 million for AgeX. Total operating expenses for the year ended December 31, 2018 were $37.0 million, as adjusted, which is comprised of $31.0 million for BioTime and $6.0 million for AgeX.

R&D Expenses: R&D expenses for the year ended December 31, 2018 were $21.8 million, a decrease of $2.2 million, compared to $24.0 million for 2017. The decrease was mainly attributable to:

●	a decrease of $1.5 million in AgeX related programs, including LifeMap Sciences, due to the AgeX deconsolidation;
●	a decrease of $0.8 million from the absence of OncoCyte research and development expenses incurred in 2017 as a result of the OncoCyte deconsolidation in February 2017;
●	a decrease of $0.5 million in LifeMap Solutions expenses resulting from the cessation of its mobile health software development application business in July 2017; and
●	a decrease of $0.3 million in BioTime related program expenses, primarily related to completing the Renevia clinical trial in early 2018.

The decreases were partially offset by an $0.8 million write-off of certain acquired in-process R&D assets in March 2018 that have no alternative future use by AgeX.

G&A Expenses: G&A expenses for the year ended December 31, 2018 were $24.7 million, an increase of $4.8 million, compared to $19.9 million for 2017. The increase was primarily attributable:

●	an increase of $2.3 million related to management transition and other compensation related costs, including hiring costs for a new chief executive officer during September 2018;
●	an increase of $2.1 million for legal, audit and compliance costs related to distributing 12.7 million shares of AgeX common stock to BioTime shareholders in November 2018; and
●	an increase of $1.5 million in noncash stock-based compensation expense due to increases in equity award grants.

These increases were partially offset by decreases of $1.4 million in combined G&A expenses related to the OncoCyte deconsolidation in February 2017, and to LifeMap Solutions, which ceased conducting its mobile health software application business in July 2017, and $0.3 million in AgeX related costs, including LifeMap Sciences, due to the AgeX deconsolidation.

Other Income/(Expenses), Net: Other income/(expenses), net for the year ended December 31, 2018 were $5.3 million in expenses, as compared to $15.6 million in income for 2017. The variance was primarily driven by changes in market values of the Asterias and OncoCyte shares held by BioTime and gains from the AgeX deconsolidation in 2018 from the sale AgeX shares to Juvenescence, and from the OncoCyte deconsolidation in 2017.

Net loss attributable to BioTime: The net loss attributable to BioTime for the year ended December 31, 2018 was $46.0 million, or $0.36 per share (basic and diluted), compared to a net loss attributable to BioTime of $20.0 million, or $0.17 per share (basic and diluted), for 2017.

Conference Call and Webcast

BioTime will host a conference call and webcast today, at 1:30pm PT/4:30pm ET to discuss its fourth quarter and full year 2018 financial results and to provide a business update. Interested parties may access the conference call by dialing (866) 888-8633 from the U.S. and Canada and (636) 812-6629 from elsewhere outside the U.S. and should request the “BioTime Inc. Call”. A live webcast of the conference call will be available online in the Investors section of BioTime’s website. A replay of the webcast will be available on BioTime’s website for 30 days and a telephone replay will be available through March 21st, 2019, by dialing (855) 859-2056 from the U.S. and Canada and (404) 537-3406 from elsewhere outside the U.S. and entering conference ID number 1091719.

About BioTime, Inc.

BioTime is a clinical-stage biotechnology company developing new cellular therapies for degenerative retinal diseases, neurological conditions associated with demyelination, and aiding the body in detecting and combating cancer. BioTime’s programs are based on its proprietary cell-based therapy platform and associated development and manufacturing capabilities. With this platform BioTime develops and manufactures specialized, terminally-differentiated human cells from its pluripotent and progenitor cell starting materials. These differentiated cells are developed either to replace or support cells that are dysfunctional or absent due to degenerative disease or traumatic injury, or administered as a means of helping the body mount an effective immune response to cancer. BioTime common stock is traded on the NYSE American and TASE under the symbol BTX. For more information, please visit www.biotimeinc.com. To receive ongoing BioTime corporate communications, please click on the following link to join the Company’s email alert list: http://news.biotime.com.

Forward-Looking Statements

BioTime cautions you that all statements, other than statements of historical facts, contained in this press release, are forward-looking statements. Forward-looking statements, in some cases, can be identified by terms such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “design,” “intend,” “expect,” “could,” “plan,” “potential,” “predict,” “seek,” “should,” “would,” “contemplate,” project,” “target,” “tend to,” or the negative version of these words and similar expressions. Such statements include, but are not limited to, statements relating to: the ability of BioTime’s product candidates to substantially impact diseases; BioTime’s plans to use Orbit’s proprietary injection technology and device to initiate dosing of the first patient in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD and the timing thereof; BioTime’s ability to advance its product candidates and the timing thereof; BioTime’s ability to strengthen and expand its partnerships for the ongoing support of the development of the OPC1 and VAC2 programs; the completion of patient enrollment in the ongoing Phase I/IIa clinical study of OpRegen for the treatment of dry-AMD, and the timing thereof; ongoing research collaborations with major universities to evaluate the development of OPC1 as a candidate for the potential treatment of MS and ischemic stroke; patient and community advocacy engagement and initiatives, and the timing thereof; and the timing of a decision on BioTime’s CE Mark application for Renevia. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause BioTime’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by the forward-looking statements in this press release, including, without limitation, risk and uncertainties related to: BioTime’s ability to raise additional capital when and as needed, to advance its product candidates; BioTime’s ability to develop and commercialize product candidates; the failure or delay in starting, conducting and completing clinical trials or obtaining FDA or foreign regulatory approval for BioTime’s product candidates in a timely manner; the therapeutic potential of BioTime’s product candidates, and the disease indications for which BioTime intends to develop its product candidates; BioTime’s ability to conduct and design successful clinical trials, to enroll a sufficient number of patients, to meet established clinical endpoints, to avoid undesirable side effects and other safety concerns, and to demonstrate sufficient efficacy of its product candidates; developments by BioTime competitors that make BioTime’s product candidates less competitive or obsolete; BioTime’s ability to manufacture its product candidates for clinical development and, if approved, for commercialization, and the timing and costs of such manufacture; the performance of third parties in connection with the development and manufacture of BioTime’s product candidates, including third parties conducting clinical trials as well as third-party suppliers and manufacturers; the potential of BioTime’s cell therapy platform, and BioTime’s plans to apply its platform to research, develop and commercialize our product candidates; BioTime’s ability, and the ability of its licensors, to obtain, maintain, defend and enforce intellectual property rights protecting BioTime’s product candidates, and BioTime’s ability to develop and commercialize its product candidates without infringing the proprietary rights of third parties; BioTime’s ability to recruit and retain key personnel; and BioTime’s ability to successfully integrate the operations of Asterias into BioTime. BioTime’s forward-looking statements are based upon its current expectations and involve assumptions that may never materialize or may prove to be incorrect. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. For a detailed description of BioTime’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including its recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. BioTime undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

BioTime Inc. IR

Ioana C. Hone

ir@biotimeinc.com

(510) 871-4188

Solebury Trout IR

Gitanjali Jain Ogawa

(Gogawa@troutgroup.com)

(646) 378-2949

Tables to follow

BIOTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2018	December 31, 2017
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$23,587	$36,838
Marketable equity securities	7,154	1,337
Trade accounts and grants receivable, net	767	780
Landlord receivable	840	-
Receivables from affiliates, net	2,112	2,266
Prepaid expenses and other current assets	1,898	1,402
Total current assets	36,358	42,623

NONCURRENT ASSETS
Property and equipment, net	5,835	5,533
Deposits and other long term assets	505	1,018
Promissory note from Juvenescence	22,104	-
Equity method investment in OncoCyte, at fair value	20,250	68,235
Equity method investment in Asterias, at fair value	13,483	48,932
Intangible assets, net	3,125	6,900
TOTAL ASSETS	$101,660	$173,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,463	$5,718
Capital lease and lease liability, current portion	237	212
Promissory notes, current portion	70	152
Deferred license and subscription revenues	-	488
Deferred grant revenue	42	309
Total current liabilities	6,812	6,879

LONG-TERM LIABILITIES
Deferred rent liabilities, net of current portion	244	105
Lease liability, net of current portion	1,854	1,019
Capital lease, net of current portion	104	132
Promissory notes, net of current portion	-	18
Liability classified warrants and other long-term liabilities	400	825
TOTAL LIABILITIES	9,414	8,978

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Preferred shares, no par value, authorized 2,000 shares; none issued and outstanding as of December 31, 2018 and 2017, respectively	-	-
Common shares, no par value, 250,000 shares authorized; 127,136 and 126,866 shares issued and outstanding as of December 31, 2018 and 2017, respectively	354,270	378,487
Accumulated other comprehensive income	1,426	451
Accumulated deficit	(261,856)	(216,297)
BioTime, Inc. shareholders’ equity	93,840	162,641
Noncontrolling interest (deficit)	(1,594)	1,622
Total shareholders’ equity	92,246	164,263
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$101,660	$173,241

BIOTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
REVENUES:
Grant revenue	$587	$430	$3,572	$1,666
Royalties from product sales and license fees	80	112	392	389
Subscription and advertisement revenues	-	455	691	1,395
Sale of research products and services	91	2	333	8
Total revenues	758	999	4,988	3,458

Cost of sales	(52)	(54)	(302)	(168)

Gross profit	706	945	4,686	3,290

OPERATING EXPENSES:
Research and development	(3,780)	(4,697)	(20,955)	(24,024)
Acquired in-process research and development	-	-	(800)	-
General and administrative	(7,033)	(5,811)	(24,726)	(19,922)
Total operating expenses	(10,813)	(10,508)	(46,481)	(43,946)
Gain on sale of assets	-	-	-	1,754
Loss from operations	(10,107)	(9,563)	(41,795)	(38,902)

OTHER INCOME/(EXPENSES):
Interest income (expense), net	433	37	711	(692)
Gain on sale of equity method investment in Ascendance	-	-	3,215	-
Gain on sale of AgeX shares and deconsolidation of AgeX	-	-	78,511	-
Gain on deconsolidation of OncoCyte	-	-	-	71,697
Loss on equity method investment in OncoCyte at fair value	(16,435)	(42,555)	(47,985)	(2,935)
Loss on equity method investment in Asterias at fair value	(14,789)	(25,010)	(35,449)	(51,107)
Loss on equity method investment in AgeX at fair value	(4,181)	-	(4,181)	-
Unrealized gain on marketable equity securities	523	-	1,158	-
Loss on extinguishment of related party convertible debt	-	-	-	(2,799)
Other income/(expense), net	(774)	247	(1,315)	1,449
Total other income (expenses), net	(35,223)	(67,281)	(5,335)	15,613
LOSS BEFORE INCOME TAXES	(45,330)	(76,844)	(47,130)	(23,289)

Income tax benefit	346	4,772	346	-

NET LOSS	(44,984)	(72,072)	(46,784)	(23,289)

Net loss attributable to noncontrolling interest	32	138	794	3,313

NET LOSS ATTRIBUTABLE TO BIOTIME, INC.	$(44,952)	$(71,934)	$(45,990)	$(19,976)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED	$(0.35)	$(0.58)	$(0.36)	$(0.17)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	126,990	124,822	126,903	114,476

BIOTIME, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to BioTime, Inc.	$(45,990)	$(19,976)
Net loss allocable to noncontrolling interest	(794)	(3,313)
Adjustments to reconcile net loss attributable to BioTime, Inc. to net cash used in operating activities:
Gain on sale of AgeX shares and deconsolidation of AgeX	(78,511)	-
Gain on deconsolidation of OncoCyte	-	(71,697)
Gain on sale of equity method investment in Ascendance	(3,215)	-
Acquired in-process research and development	800	-
Unrealized loss on equity method investment in OncoCyte at fair value	47,985	2,935
Unrealized loss on equity method investment in Asterias at fair value	35,449	51,107
Unrealized loss on equity method investment in AgeX at fair value	4,181	-
Unrealized gain on marketable equity securities	(1,158)	-
Income tax benefit	(346)	-
Depreciation expense, including amortization of leasehold improvements	1,081	947
Amortization of intangible assets	2,192	2,349
Stock-based compensation	5,402	3,932
Liability classified warrants	(384)	797
Amortization of discount on related party convertible debt	-	640
Foreign currency remeasurement and other (gain) loss	1,788	(1,761)
Gain on sale of assets	-	(1,754)
Loss on extinguishment of related party debt	-	2,799
Changes in operating assets and liabilities:
Accounts and grants receivable, net	46	(172)
Due from affiliates	559	1,157
Prepaid expenses and other current assets	(437)	145
Other long-term assets and liabilities	(487)	(22)
Accounts payable and accrued liabilities	1,100	1,299
Deferred revenues and grant income	(287)	243
Deferred grant expense	-	(227)
Deferred rent liabilities	144	55
Net cash used in operating activities	(30,882)	(30,517)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deconsolidation of cash and cash equivalents of AgeX	(9,704)	-
Deconsolidation of cash and cash equivalents of OncoCyte	-	(8,898)
Proceeds from the sale of AgeX common stock to Juvenescence	21,600	-
Proceeds from the sale of equity method investment in Ascendance	3,215	-
Purchase of in-process research and development by AgeX	(1,872)	-
Purchase of property and equipment	(556)	(1,326)
Payments on construction in progress	(859)	-
Purchase of foreign available-for-sale securities	-	(189)
Proceeds from sale of assets	-	200
Security deposit paid and other	(8)	(12)
Cash used provided by (used in) investing activities	11,816	(10,225)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common shares	-	48,875
Fees paid on sale of common shares	-	(3,798)
Proceeds from exercise of stock options	-	25
Common shares received and retired for employee taxes paid	(203)	(45)
Proceeds from exercise of subsidiary stock options and warrants	-	4
Proceeds from sale of subsidiary common shares and warrants	6,000	9,968
Proceeds from sale of common shares at-the-market, net of fees	-	835
Purchase and retirement of common shares from a related party	-	(843)
Repayment of lease liability and capital lease obligation	(248)	(204)
Reimbursement from landlord on construction in progress	364	198
Proceeds from issuance of related party convertible debt	-	425
Repayment of promissory notes	(101)	(49)
Payment to repurchase subsidiary shares	(38)	-
Net cash provided by financing activities	5,774	55,391
Effect of exchange rate changes on cash, cash equivalents and restricted cash	6	101

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(13,286)	14,750
CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of year	37,685	22,935
At end of year	$24,399	$37,685

Non-GAAP Financial Measures

This press release includes operating expenses prepared in accordance with accounting principles generally accepted in the United States (GAAP) and, includes operating expenses, by entity, prepared in accordance with GAAP. This press release also includes certain historical non-GAAP operating expenses and non-GAAP operating expenses, by entity. In particular, BioTime has provided both (a) non-GAAP total operating expenses, adjusted to exclude noncash stock-based and other compensation, depreciation and amortization expense, and acquired in-process research and development expense incurred by AgeX Therapeutics, a nonrecurring item, and (b) non-GAAP operating expenses, by entity, to exclude those same charges by the respective entities for consistency. Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. However, BioTime believes the presentation of non-GAAP total operating expenses and non-GAAP operating expenses, by entity, when viewed in conjunction with our GAAP total operating expenses, and GAAP operating expenses by entity, respectively, is helpful in understanding BioTime’s ongoing operating expenses and its programs within various entities, including BioTime’s programs in clinical development.

Furthermore, management uses these non-GAAP financial measures in the aggregate and on an entity basis to establish budgets and operational goals, to manage BioTime’s business and to evaluate its performance and its programs in clinical development.

BioTime, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measure

Adjusted Operating Expenses

	Amounts In Thousands
	For the Three Months Ended December 31, 2018 (unaudited)	For the Year Ended December 31, 2018 (unaudited)
GAAP Operating Expenses - as reported(1)	$10,813	$46,481
Stock-based and other noncash compensation expense(2)	(2,003)	(5,395)
Depreciation and amortization expense(2)	(734)	(3,273)
Acquired AgeX in-process research and development expense(3)	-	(800)
Non-GAAP Operating Expenses, as adjusted	$8,076	$37,013

GAAP Operating Expenses - by entity(1)
BioTime and subsidiaries other than AgeX Therapeutics, Inc.(4)	$10,813	$38,754
AgeX Therapeutics Inc. and subsidiaries(5)	-	7,727
GAAP Operating Expenses - by entity	$10,813	$46,481

Non-GAAP Operating Expenses - as adjusted, by entity
BioTime and subsidiaries other than AgeX Therapeutics, Inc.(4)	$8,076	$31,020
AgeX Therapeutics Inc. and subsidiaries(5)	-	5,993
Non-GAAP Operating Expenses - as adjusted, by entity	$8,076	$37,013

(1)	Beginning on August 30, 2018, BioTime deconsolidated AgeX’s results and therefore BioTime’s results will not include AgeX’s results for periods after August 30, 2018.
(2)	Noncash charges.
(3)	AgeX acquired certain in-process research and development in March 2018, considered to be a nonrecurring item. See note (1).
(4)	BioTime, Inc. includes Cell Cure Neurosciences Ltd., ES Cell International Pte. Ltd. and OrthoCyte Corporation. For the three and twelve months ended December 31, 2018, the GAAP and non-GAAP operating expenses do not include grant revenues of $0.6 million and $3.6 million, respectively, as grants are revenues for BioTime.
(5)	AgeX Therapeutics, Inc. includes LifeMap Sciences Inc., LifeMap Sciences Ltd., and ReCyte Therapeutics, Inc. The information shown above is through August 29, 2018, the date before the deconsolidation of AgeX. See Note (1).